EXHIBIT 3.2 TO 10-K
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            COMFORT SYSTEMS USA, INC.

      Comfort Systems USA, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Second Amended and Restated Certificate of Incorporation of the
Corporation:

      RESOLVED, that the Second Amended and Restated Certificate of Incorporation of the Corporation be amended by increasing the number of authorized shares of common stock, $.01 par value per share, set forth in the first paragraph of ARTICLE FOUR so that, as amended, the first paragraph of ARTICLE FOUR shall be and read as follows:

               The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Seven Million, Nine Hundred Sixty-Nine Thousand, Nine Hundred Twelve (107,969,912) shares, of which Five Million (5,000,000) shares, designated as Preferred Stock, shall have a par value of One Cent ($.01) per share (the "Preferred Stock"), One Hundred Million (100,000,000) shares, designated as Common Stock, shall have a par value of One Cent ($.01) per share (the "Common Stock"), and Two Million, Nine Hundred Sixty-Nine Thousand, Nine Hundred Twelve (2,969,912) shares, designated as Restricted Voting Common Stock, shall have a par value of One Cent ($.01) per share (the "Restricted Voting Common Stock").

      SECOND: That the stockholders of the Corporation, at a meeting duly held, approved the amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      THIRD: That this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned effective as of May 21, 1998.

                                    COMFORT SYSTEMS USA, INC.


                                     By: /s/
                                         -------------------------
                                           William George, Vice President